EXHIBIT 99.2

ARTELO BIOSCIENCES COMMENCES TRADING ON OTCQB

LA JOLLA, CA - May 30, 2018 - Artelo Biosciences, Inc. (OTCQB: ARTL), a biopharmaceutical company focused on the development of therapeutic treatments that modulate the endocannabinoid system, is pleased to announce that as of May 21, 2018, its shares began trading on the OTCQB under the symbol ARTL.

“The trading of Artelo’s shares on the OTCQB represents a significant strategic milestone that will help to enhance our visibility among the investor public,” said Gregory D. Gorgas, chief executive officer of Artelo Biosciences. “We look forward to sharing additional milestones in the coming months.”

The OTCQB Venture Market offers early stage and developing companies the benefits of being publicly traded in the U.S. and streamlined market standards which enable listed companies to provide a strong baseline of transparency to inform and engage with U.S. investors. To be eligible, companies must be current in their reporting, meet a minimum bid price test and undergo an annual verification and management certification process. As a verified market with efficient access to U.S. investors, OTCQB helps companies build shareholder value with a goal of enhancing liquidity and achieving fair valuation.

About Artelo Biosciences

Artelo Biosciences, Inc. (OTCQB: ARTL) is a San Diego-based biopharmaceutical company dedicated to the development and commercialization of proprietary therapeutics targeting the endocannabinoid system. Artelo is rapidly advancing a portfolio of broadly applicable product candidates designed to address significant unmet needs in multiple diseases and conditions, including cancer, pain, and inflammation. Led by proven biopharmaceutical executives collaborating with highly respected researchers and technology experts, the company applies leading edge scientific, regulatory, and commercial discipline to develop high-impact therapies. More information is available at www.artelobio.com and Twitter: @ArteloBio.

Forward Looking Statements:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: ir@artelobio.com

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